CONFIDENTIAL TREATMENT REQUEST

[*] indicates information that has been omitted pursuant to a confidential treatment request and this information has been filed under separate cover with the Commission

AMENDMENT TO THE LICENSE AGREEMENT

BETWEEN

ADNAGEN AND GEN-PROBE

This Amendment, effective June 30th, 2006 is made to the License Agreement dated December 30, 2004 (the "Agreement") between AdnaGen AG having a place of business at Ostpassage 7 D-30853, Langenhagen, Germany (hereinafter "AdnaGen") and Gen-Probe Incorporated having a place of business at 10201 Genetic Drive, San Diego, California 92121 (hereinafter "Gen-Probe")

NOW, THEREFORE, in consideration of the mutual agreement hereinafter set forth, AdnaGen and Gen-Probe hereby agree as follows:

As used throughout this Amendment, the Capitalized terms shall have meanings ascribed to them in the Agreement.

1. Add the following sentences to the end of Section 3.4:

In the event, Gen-Probe had not exercised the Option for any of the Group 1 Additional Products during the Option Period and wishes to extend the Option for the Group 1 Additional Products for an additional period of [*] following the end of the Option Period (the "Option Period Expansion"), Gen-Probe shall give written notice to AdnaGen of its intention to do so before the end of the Option Period and promptly thereafter make payment to AdnaGen of an Option Expansion Fee of [*] ([*]) for each of the three cancer types (kidney, cervical, and ovarian) included in the Group 1 Additional Products which Gen-Probe intends to include in the Option Period Expansion. More specifically, if Gen-Probe desires an Option Period Expansion for only one cancer type, the Option Expansion Fee shall be [*] otherwise, the Option expansion Fee shall be [*] for two cancer types or [*] for three cancer types. Any Option Expansion Fee paid hereunder for any given cancer type shall be totally creditable against the Option exercise fee to be paid by Gen-Probe for that cancer type, pursuant to this Section 3.4.

2. Add the following passage to the end of Section 3.1:

Effective on June 30th, 2006 Gen-Probe agrees to grant AdnaGen the right to promote market and sell its AdnaTest product into the research market only for the detection of circulating tumor cells in blood for protein and/or nucleic acid sequences for the presence of prostate cancer for a period of [*]. AdnaGen shall pay to Gen-Probe [*] percent (*%) of all gross sales of the AdnaTest product.

In all other respects, the Agreement shall remain in full force and effect, unless further amended by written agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment effective the day and year first above-written.

ADNAGEN AG	GEN-PROBE INCORPRATED
By__________	By__________
Name__________	Henry L. Nordhoff
Title__________	President & Chief Executive Officer
Date__________	Date: June 20, 2006

APPROVED LEGAL DEPT.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.